Exhibit 10.1
PERFORMANCE SHARE AWARD
Date of Award: February [•], 2009
Target Number of Performance Shares Awarded: x,xxx
Recipient
Dear (name):
I am pleased to inform you that as an executive of Terra Industries Inc. (“Terra”) or a subsidiary thereof, you have been awarded, under Terra’s 2007 Omnibus Incentive Compensation Plan (the “Plan”), the number of Performance Shares set forth above, subject to certain restrictions, terms and conditions set forth in this letter and in the Plan. Shares (or cash based on the value of Shares) may be issued to you in the future for the Performance Shares granted to you if Terra achieves certain financial results described below in paragraph 1 or the terms and conditions set forth in this Agreement are otherwise satisfied. A Share shall mean a share of common stock of Terra, without par value, or such other securities of Terra (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee (as defined in the Plan) pursuant to Section 4(b) of the Plan. Pursuant to the Plan, the Performance Shares are Restricted Stock Units that may be settled in Shares or cash, as determined by the Committee in its sole discretion, and are designated as Performance Compensation Awards. Unless otherwise defined, the capitalized terms herein shall have the meanings assigned to them in the Plan.
1. Subject to the terms and conditions set forth in this Agreement, you will be eligible to earn (or be deemed to earn) a number of Performance Shares that is between 0% and 200% of the target number of Performance Shares set forth above, such number of earned Performance Shares to be determined based on Terra’s annualized average return on capital employed (“ROCE”), described as follows:
a. The ROCE period will be the thirty-six month period ending on December 31, 2011 (referred to hereafter as the “Period”).
b. The numerator of the calculation will be the annualized average of the sum of income from operations for the Period plus interest income for the Period (in both cases, as reported in Terra’s Consolidated Statement of Operations for 2009, 2010 and 2011), reduced by 35% representing normal income tax expense, plus income or earnings from equity investments and results from discontinued operations.

c. The denominator of the calculation will be the average of the amounts reported on the twelve Terra quarterly balance sheets for the Period for the following items: Common shareholders and preferred shareholders equity, short and long-term debt, deferred income taxes and minority interest.
d. The determination of the numerator and denominator used for the calculation of ROCE will not include the following items:
i.	Losses that are the direct result of a major casualty, force majeure or natural disaster;

ii.	Losses for new legislation that directly affects Terra’s existing product mix;

iii.	Losses that are the result of a terrorist attack;

iv.	Losses associated with shipping restrictions imposed by Terra’s freight vendors for Terra’s products;

v.	Impairment of long-lived assets, goodwill or other intangible assets;

vi.	Losses on the early retirement of debt;

vii.	Equity-based or other employee retention awards granted in the connection with any acquisition;

viii.	Amortization of goodwill;

ix.	Expenses classified as provisions for restructuring;

x.	Losses on the disposal of assets or segments of an acquired business within three years of the acquisition date;

xi.	Losses on the disposition of a business;

xii.	Expenses associated with changes in tax or accounting regulations or laws; and

xiii.	Other expenses or losses that are unusual in nature or infrequent in occurrence and are disclosed as a separate item in Terra’s Consolidated Statement of Operations.
e. In each instance, the above-referenced items must be determined in accordance with generally accepted accounting principles and appear on the face of Terra’s Consolidated Statement of Operations contained in its Consolidated Financial Statements for such performance year.
f. The Compensation Committee may, in its sole discretion, include any of the preceding items in its calculation of the return amount if the inclusion of such item or items has the effect of decreasing the level of ROCE achieved.
g. If Terra’s annualized average ROCE for the Period is 7.5% or less, none of the Performance Shares will be earned.
h. If Terra’s annualized average ROCE for the Period is greater than 7.5% but less than or equal to 12.5%, 1% of the target number of Performance Shares will be earned for each 0.05% by which annualized average ROCE exceeds 7.5%.

i. If Terra’s annualized average ROCE for the Period is greater than 12.5% but less than 15%, an additional 1% of the target number Performance Shares will be earned for each 0.025% by which annualized average ROCE exceeds 12.5%.
j. If Terra’s annualized average ROCE for the Period equals or exceeds 15%, then 200% of the target number of Performance Shares (which is the maximum number of Performance Shares that may be earned pursuant to this Award) will be earned.
2. The calculation of ROCE will be determined by the Committee following the end of the Period. Until the Committee has made its determination about the level of achievement of ROCE and the percentage of the Performance Shares that have been earned, you will not be entitled to receive any Shares pursuant to this Agreement or to receive any cash in lieu of such Shares. In determining the percentage of Performance Shares that you have earned during the Period, the Compensation Committee may not award more Performance Shares than the maximum amount indicated by the formula set forth above, but may, in its sole discretion, award fewer than the maximum amount indicated by the formula.
3. Any Shares that are required to be issued after the Committee approves the portion, if any, of the target number of Performance Shares that are earned based on Terra’s performance during the Period (including Shares that you may be entitled to receive following a termination as a result of Disability) shall be issued not later than the 74th day following the date that the relevant Performance Shares become vested. Performance Shares will be deemed to have vested when they are no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)).
4. Upon a Change of Control of Terra on or prior to the last day of the Period, the Performance Shares will no longer be subject to the achievement of the performance goal set forth in paragraph 1 above, and instead, the number of Performance Shares that you will be eligible to earn will become fixed as of the Change of Control at a number equal to the greater of (a) the calculated award described in paragraphs 1.a. through j. above using Terra’s performance during the actual quarters completed in the Period and (b) the target number of Performance Shares. Subject to paragraph 5, such Performance Shares shall become vested and issued on the earliest of the following:
a. Immediately prior to such Change of Control, unless provision is made in connection with the Change of Control for (i) assumption of the Performance Shares or (ii) substitution for the Performance Shares of new awards covering stock of a Successor or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares, and any Shares required to be issued pursuant to this paragraph will be issued not later than the 30th day following the occurrence of the Change of Control;
b. The last day of the Period, in which case any Shares that are required to be issued shall be issued not later than the 30th day following the end of the Period; or

c. The termination of your employment by Terra or its parent or Successor without Cause (as defined below) or by you for Good Reason (as defined below) or as a result of death or Disability on or following a Change of Control.
i.	For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Severance Agreement or any other agreement that governs the terms and conditions of your employment with Terra or a Successor, or, if no such agreement exists (or if such agreement does not define “Cause”), “Cause” shall mean any of the following: (A) your willful and continued failure to perform substantially your duties with Terra or a Successor (other than any such failure resulting from incapacity due to physical or mental illness), (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Terra or a Successor, (C) your willful and material breach of any agreement that governs the terms and conditions of your employment with Terra or a Successor, (D) your willful violation of any material provision of the Code of Ethics and Standards of Business Conduct of Terra or a similar code of conduct of a Successor, or (E) your willful failure to cooperate with an investigation by any governmental authority. Terra or a Successor may terminate your employment for Cause pursuant to clause (A), (C), (D) or (E) of this paragraph 4.c.i after giving you written notice of the specific conduct that constitutes Cause and if you fail to cure the circumstances that gave rise to Cause within 10 days following delivery of such notice. For purposes of this Agreement, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Terra or a Successor. All determinations relating to a termination of your employment for “Cause” shall be made by Terra or a Successor in its sole discretion.
ii.	For purposes of this Agreement, “Good Reason” shall have the meaning set forth in any Employment Severance Agreement or any other agreement that governs the terms and conditions of your employment with Terra or a Successor, or, if no such agreement exists (or if such agreement does not define “Good Reason”), “Good Reason” shall mean any of the following events that occurs following a Change of Control: (A) the failure of Terra or a Successor to pay you any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of notice thereof given by you), (B) delivery to you by Terra or any Subsidiary or a Successor of a notice of the intent to terminate your employment for any reason, other than for Cause or Disability, regardless of whether such termination is intended to become effective during or after the Period, (C) a reduction of your base salary by 10% or more, (D) the change of your principal place of employment to a location more than 50 miles from your principal place of employment immediately prior to the change, (E) a reduction in your target bonus by 10% or more, (F) any material diminution in your titles, duties, responsibilities or status, (G) your removal from, or any failure to re-elect you to, any of the offices you hold, or (H) any material reduction in your retirement, insurance or fringe benefits. A termination of employment for Good Reason for purposes of this letter shall be effectuated by giving Terra or a Successor written notice (“Notice of Termination for Good Reason”), not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of Terra or such Successor that constitutes Good Reason and the specific provision(s) of this letter on which you relied. Terra or a Successor shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that Terra or such Successor shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to you (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, you will not be permitted to terminate your employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, you will be entitled to terminate your employment for Good Reason during the 30-day period that follows the end of the Cure Period. If you do not terminate your employment during such 30-day period, you will not be permitted to terminate your employment for Good Reason as a result of such event. If Terra or a Successor disputes the existence of Good Reason, Terra or such Successor shall have the burden of proof to establish that Good Reason does not exist or that the circumstances that gave rise to Good Reason have been cured.
5. If your employment with Terra terminates for any reason during the Period, all Performance Shares shall automatically be forfeited by you, except as follows:
a. Termination prior to a Change of Control:
i.	If your employment terminates by reason of death, the Performance Shares shall be awarded with the award calculated as described in paragraphs 1.a. through j. using Terra’s performance during the actual quarters completed prior to the date of death. You may designate one or more beneficiaries by a writing filed with Terra’s Corporate Secretary. Beneficiaries may be named contingently or successively and may share in different proportions if so designated. In the event of a termination of your employment by reason of death, any Performance Shares required to be issued will be issued not later than the 74th day following the date of death.
ii.	If your employment terminates by reason of Disability, the Performance Shares shall continue to be eligible for issuance pursuant to paragraphs 1.a. through j., provided that if a Change of Control occurs following the date that your employment terminates as a result of Disability, you will become entitled to the number of Performance Shares determined in accordance with the lead-in to paragraph 4, and any Shares that are required to be issued shall be issued not later than the 30th day following the Change of Control.

b. Termination on or following a Change of Control: If your employment with Terra or its parent or Successor terminates pursuant to paragraph 4.c. above, the Performance Shares shall vest pursuant to that paragraph and will be issued not later than the 30th day following such termination.
c. If your employment with Terra and its Subsidiaries terminates under special circumstances (other than the circumstances otherwise described in this paragraph 5), as determined by the Committee in its sole discretion, the Committee shall determine, in a manner consistent with Section 162(m) of the Internal Revenue Code, the number, if any, of Performance Shares that shall not be forfeited upon termination, the form of payment (cash, shares or a combination) that you shall be entitled to receive with respect to any such Performance Shares that are earned and the timing of any such payment that is made to you.
6. Although the Performance Shares are intended to provide you with an economic equivalent of stock ownership, the award of Performance Shares hereunder shall not entitle you to vote or exercise any of the other rights of a holder of Shares (including the right to receive dividends or dividend equivalents).
7. This award shall not be effective unless you sign a copy of this letter and deliver it to Terra’s Corporate Secretary, Terra Centre, 600 Fourth Street, Sioux City, Iowa 51101, before 4:30 p.m. central time on March [10], 2009. If the Corporate Secretary does not have your properly executed copy of this letter before such time, then, anything in this letter to the contrary notwithstanding, this Award shall terminate and be of no effect.
8. You hereby agree to pay to Terra, or otherwise make arrangements satisfactory to Terra regarding payment of any federal, state or local taxes required or authorized by law to be withheld with respect to the award of the Performance Shares (the “Withholding Taxes”). Terra shall have, to the extent permitted by law, the right to deduct from any payment of any kind otherwise due to you, any Withholding Taxes and to condition the delivery of the Shares to be delivered upon earning the Performance Shares on the payment to Terra of the Withholding Taxes. In lieu of the payment of the Withholding Taxes in cash, you shall be entitled to pay all or a portion of the Withholding Taxes by surrendering to Terra a portion of the Shares otherwise to be delivered upon earning the Performance Shares.
9. Terra may, in the Committee’s sole discretion, at any time or from time to time, in lieu of the delivery of all or any portion of the Shares earned pursuant to the Performance Shares, pay to you cash equal to the average Fair Market Value (as defined in the Plan) of such Shares for the last 20 trading days of 2011 (or, in the event that you become entitled to payment pursuant to this Agreement prior to expiration of the Period, the average Fair Market Value for the last 20 trading days prior to the event that results in your entitlement to payment). Such cash payment shall be made on the same date that the Shares would have otherwise been delivered.

10. Nothing in this Performance Share Award shall confer upon you any right to continue in the employ of Terra or a Subsidiary, or affect the right of Terra or of any Subsidiary to terminate your employment, with or without Cause (as defined in paragraph 4.c.i. above).
11. (i) It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to Terra or any of its Affiliates.
(iii) If, at the time of your separation from service (within the meaning of Section 409A), (A) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Terra from time to time) and (B) Terra shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Terra shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
(iv) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Terra reserves the right to make amendments to this Agreement as Terra deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither Terra nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
12. Terra’s obligation with respect to this Award shall not be funded or secured in any manner.
13. Your rights with respect to these Performance Shares may not be assigned or transferred in any manner and shall not be subject to any lien, claim, encumbrance, obligation or liability of any kind. This Agreement shall be construed in accordance with and governed by the laws of the State of State of Maryland without regard to any State’s conflict of laws principles.

These Performance Shares are awarded pursuant to the Plan and are subject to its terms. A copy of the Plan is being furnished to you with this letter and also is available on request from the Terra’s Corporate Secretary.
If you have any questions with respect to this Performance Share Award, please feel free to call upon me.

Very truly yours, TERRA INDUSTRIES INC.
By:
President and Chief Executive Officer

By:
Vice President, General Counsel
and Corporate Secretary
I hereby agree to the terms and conditions set forth above and acknowledge receipt of the 2007 Omnibus Incentive Compensation Plan and the Prospectus covering shares issued under that Plan.

Signature of Employee